CALVERT SAGE FUND

CLASS C
DISTRIBUTION PLAN

Pursuant to Rule 12b-1
Under the Investment Company Act of 1940

This Distribution Plan applies to Class C in each portfolio of the Calvert Fund listed in Schedule A (the "Fund") and to any future class for which this Distribution Plan has been approved in accordance with paragraph 2(a) below. For purposes of this Distribution Plan each series portfolio of the Fund is referred to herein as a "Series" and together, as the "Series".

As permitted by Rule 12b-1 under the Investment Company Act of 1940 and in accordance with the terms and conditions of this Plan, as hereinafter set forth, the Fund may incur certain expenditures to promote itself and further the distribution of its shares.

1. Payment of Fee

(a) As compensation for certain services performed and expenses assumed by the Fund's distributor and principal underwriter ("Distributor") the Fund may pay the Distributor a distribution fee (the "Distribution Fee"). The Distribution Fee is intended to compensate the Distributor for its marketing efforts, which include, but are not limited to the following costs: commissions and other payments advanced to sales personnel and third parties and related interest costs as permitted by the rules of the Financial Industry Regulatory Authority ("FINRA"), printing and mailing prospectuses, sales literature and other relevant material to other than current shareholders, advertising and public relations, telemarketing, marketing-related overhead expenses and other distribution costs. Such Distribution Fee is in addition to any FINRA service fee that may be paid hereunder and as described at Section 3(b) of the Distribution Agreement between the Fund and the Distributor, or any front-end or deferred sales charges the Distributor receives from the Fund with respect to sales or redemption of Fund shares. Total fees paid pursuant to this Plan, including the Distribution Fee described above, and the FINRA service fee, shall not exceed the rate set forth in the attached Schedule B to this Plan. All agreements with any person relating to the implementation of this Plan shall be in writing, and such agreements shall be subject to termination, without penalty, pursuant to the provisions of paragraph 2(c) of this Plan.

(b) The obligation of the Fund to pay the Distribution Fee shall terminate upon the termination of this Distribution Plan as to such Fund in accordance with the terms hereof.

The right of a Distributor to receive the Distribution Fee, but not the relevant Distribution Agreement or that Distributor's obligations thereunder, may be transferred by that Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from that Distributor to the Fund. In connection with the foregoing, the Fund is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by that Distributor.

(c) Nothing in this Distribution Plan shall operate or be construed to limit the extent to which the Fund's Investment Advisor or any other person, other than the Fund, at its expense apart from the Distribution Plan, may incur costs and pay expenses associated with the distribution of Fund shares.

2. Effective Date and Term

(a) This Distribution Plan shall become effective as to any Class of any Series upon approval by majority votes of (i) the Board of Trustees of the Fund and the members thereof who are not interested persons within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 and have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to the Distribution Plan ("Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Distribution Plan, and (ii) the outstanding voting securities of the Fund.

(b) This Distribution Plan shall remain in effect for one year from its adoption date and may continue in effect thereafter if this Distribution Plan is approved at least annually by a majority vote of the Board of Trustees of the Fund, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the Distribution Plan.

(c) Subject to paragraph 1(b) above, this Distribution Plan may be terminated at any time without payment of any penalty by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Fund, or, with respect to the termination of this Distribution Plan as to a particular Class of a Portfolio, by a vote of a majority of the outstanding voting securities of that Class.

(d) The provisions of this Distribution Plan are severable for each Series or Class, and whenever action is to be taken with respect to this Distribution Plan, that action must be taken separately for each Series or Class affected by the matter.

3. Reports

The person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Distribution Plan shall provide, on at least a quarterly basis, a written report to the Fund's Board of Trustees of the amounts expended pursuant to this Distribution Plan or any related agreements and the purposes for which such expenditures were made.

4. Selection of Disinterested Trustees

While this Distribution Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

5. Effect of Plan

This Distribution Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

6. Amendment

This Distribution Plan may not be amended to increase materially the amount authorized in paragraph 1 hereof to be spent by the Fund for distribution without approval by a vote of the majority of the outstanding shares of such Fund, except that if the amendment relates only to a particular Class of the Fund, such approval need only be by a vote of the majority of the outstanding shares of that Class. All material amendments to this Distribution Plan must be approved by a majority vote of the Board of Trustees of the Fund, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

SCHEDULE A

Calvert SAGE Fund

Dated: _____________, 2008

SCHEDULE B

The total fees paid by the respective Class of each Series of the Fund pursuant to this Distribution Plan shall not exceed the rate, as a percentage of that Class' average annual net assets, set forth below:

Fund/Series	Class C
	Distribution	Service
	Fee	Fee
Calvert SAGE Fund
Calvert Large Cap Value Fund	0.75	0.25

Calvert Large Cap Value Fund does not offer Class B shares.

Dated: ____________, 2008